Exhibit (a)(5)(B)

Encana announces commencement of US$213 million substantial issuer bid

CALGARY, July 8, 2019 – Encana Corporation (NYSE, TSX: ECA) today is commencing its previously announced substantial issuer bid (“the Offer”) to purchase for cancellation up to US$213 million of its common shares (“Shares”). The Offer will expire at 5:00 p.m. (Eastern time) on August 14, 2019, unless extended or withdrawn.

The Offer by Encana is being made by way of a “modified Dutch Auction”, allowing shareholders who choose to participate in the Offer to individually select the price, within a price range of not less than US$4.70 and not more than US$5.40 per Share (in increments of US$0.05 per Share), at which they will tender their Shares to the Offer. Upon expiry of the Offer, Encana will determine the lowest purchase price (which will not be more than US$5.40 per Share and not less than US$4.70 per Share) that will allow it to purchase the maximum number of Shares properly tendered to the Offer, and not properly withdrawn, having an aggregate purchase price not exceeding US$213 million.

Shareholders who wish to participate in the Offer will be able to do so through: (i) an auction tender, in which they will specify the number of Shares being tendered at a specific price per Share; or (ii) a purchase price tender, in which they will agree to have a specified number of Shares purchased at the purchase price to be determined pursuant to the auction and have their Shares considered as having been tendered at the minimum price of US$4.70 for the purposes of determining the purchase price. Shareholders who validly deposit Shares without specifying the method in which they are tendering their Shares will be deemed to have made a purchase price tender, understanding that those Shares will be considered to have been tendered at the minimum price of US$4.70 per Share. All Shares tendered at or below the finally determined purchase price will be purchased, subject to proration and “odd lot” priority, at the same purchase price determined pursuant to the terms of the Offer. Shares that are not purchased, including Shares tendered pursuant to auction tenders at prices above the purchase price, will be returned to shareholders.

The Offer is not conditional on receipt of financing or on any minimum number of Shares being tendered to the Offer, but is subject to other conditions, which are described in the offer to purchase. Encana intends to fund any purchases of Shares pursuant to the Offer from cash on hand, drawing on existing credit facilities or through the issuance of commercial paper.

On July 8, 2019, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal for registered shareholders and related documents, will be filed by Encana with the United States Securities and Exchange Commission (the “SEC”), and a separate issuer bid circular, letter of transmittal for registered shareholders and related documents will be filed by Encana with Canadian securities regulatory authorities.

Encana has engaged BMO Nesbitt Burns Inc. and BMO Capital Markets Corp. to act as financial advisors and dealer managers for the Offer and AST Trust Company (Canada) to act as depositary. Any questions or requests for information regarding the Offer may also be directed to the dealer managers or the depositary.

This news release is for informational purposes only and is not intended to and does not constitute an offer to purchase or the solicitation of an offer to sell Shares. The solicitation and the Offer will only be made pursuant to the Offer documents filed with securities regulatory authorities, including the offer to purchase, issuer bid circular, letter of transmittal and related documents. The Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. None of Encana, its Board of Directors, the dealer managers or the depositary makes any recommendation to shareholders as to whether to tender or refrain from tendering any or all of their Shares pursuant to the Offer, whether shareholders should elect an auction tender or a purchase price tender or the purchase price or prices at which shareholders may choose to tender Shares. SHAREHOLDERS ARE STRONGLY URGED TO CAREFULLY READ THE OFFER TO PURCHASE, ISSUER BID CIRCULAR, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS FILED WITH SECURITIES REGULATORY AUTHORITIES, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain free copies of the offer to purchase, issuer bid circular, the letter of transmittal and related documents filed with the SEC at the website maintained by the SEC at www.sec.gov or with Canadian securities regulatory authorities at the website maintained by the Canadian Securities Administrators at www.sedar.com (in each case, when available). Shareholders may also obtain those materials from AST Trust Company (Canada), the depositary for the Offer. Shareholders are urged to read those materials carefully and consult with their financial, tax and legal advisors prior to making a decision to tender into the Offer.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. FLS include: terms of the Offer, including price range and number of the Shares Encana may purchase under the Offer; timing for launch and completion of the Offer; and sources and availability of funding for the Offer. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; Share prices prior to completion of the Offer; and expectations and projections made in light of Encana’s historical experience and its perception of historical trends. Risks and uncertainties include: receipt of regulatory approvals for the Offer documents; satisfaction of conditions associated with the Offer, including the impact of Share price volatility on completing the Offer; commodity price volatility; impact of changes in credit rating and access to liquidity; changes in or interpretation of laws or regulations; and other risks and uncertainties as described in Encana’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, Encana undertakes no obligation to update or revise any FLS.

Further information on Encana Corporation is available by contacting:

Investor contacts: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation